Exhibit 10.3

RESTRICTED STOCK AGREEMENT

THIS AGREEMENT is made effective on February 29, 2012 (the “Grant Date”), between HARRIS INTERACTIVE INC., a Delaware Corporation (the “Company”), and AL ANGRISANI (“Participant”). This Agreement is made in connection with the Employment Agreement (defined below).

WHEREAS, the Participant has entered into an Employment Agreement with the Company on June 7, 2011, as amended on the date hereof (the “Employment Agreement”);

WHEREAS, the Company maintains its 2007 Long-Term Incentive Plan (the “Plan”), which is incorporated into and forms a part of this Agreement; and

WHEREAS, the Participant has been selected by the committee administering the Plan (the “Committee”) to receive a Restricted Stock Award under the Plan.

NOW, THEREFORE, IT IS AGREED, by and between the Company and the Participant, as follows:

1. Award.

(a) Grant. The Participant is hereby granted 500,000 shares (the “Restricted Stock”) of the Company’s common stock, par value $.001 per share (“Stock”), which shall be issued as hereinafter provided in Participant’s name subject to certain restrictions thereon. Participant hereby accepts the Restricted Stock subject to the terms and conditions of this Agreement.

(b) Plan Incorporated. Participant acknowledges receipt of a copy of the Plan and agrees that this award of Restricted Stock shall be subject to all of the terms and conditions set forth in the Plan, including future amendments thereto, if any, pursuant to the terms thereof, which Plan is incorporated herein by reference as a part of this Agreement.

(c) Statement of Election. In connection with this Agreement, the Participant will deliver to the Company an executed and completed Statement of Decision Regarding Section 83(b) Election in the form provided by the Company.

2. Risk of Forfeiture (“Forfeiture Restrictions”).

(a) Forfeiture Due to Termination of Employment. Subject to Section 3(b) and Section 3(c), should either a Date of Termination occur prior to any of the vesting dates provided in Section 3(a), Participant shall forfeit the right to receive the Restricted Stock that would otherwise have vested on such respective dates.

(b) Date of Termination. For purposes of this Section 2, the Participant’s “Date of Termination” shall be the first day occurring on or after the Grant Date on which the Participant’s employment with the Company terminates for any reason.

(c) Restrictions on Transfer. Neither the Restricted Stock nor any of it may be voluntarily or involuntarily sold, assigned, pledged, exchanged, hypothecated or otherwise transferred, encumbered or disposed of until such time as the restrictions contained in Section 2 lapse as to the applicable Restricted Stock and it is fully vested. Upon any violation of this restriction, the Restricted Stock not theretofore vested shall be forfeited.

3. Lapse of Forfeiture Restrictions.

(a) Vesting. Subject to Section 2, one-half of the Restricted Stock shall vest on June 30, 2013 and one-half of the Restricted Stock shall vest on June 30, 2014.

(b) Termination Without Cause or for Good Reason. If the Company terminates Participant’s employment without Cause (as defined in the Employment Agreement) or Participant terminates his employment for Good Reason (as defined in the Employment Agreement), then all non-vested Restricted Stock shall vest.

(c) Change in Control. Upon the occurrence of a Change in Control (as defined in the Plan), all non-vested Restricted Stock, not previously forfeited, shall fully vest if the Participant’s Date of Termination does not occur before such Change in Control.

(d) Delivery of Certificates. Restricted Stock with respect to which the Forfeiture Restrictions have lapsed shall cease to be subject to any restrictions except as provided in Sections 4(c) and 11, and the Company shall promptly deliver to Participant a certificate representing the shares as to which the Forfeiture Restrictions have lapsed.

4. Custody of Restricted Stock.

(a) Custody. One or more certificates evidencing the Restricted Stock shall be issued by the Company in Participant’s name, or at the option of the Company, in the name of a nominee of the Company. The Company may cause the certificate or certificates to be delivered upon issuance to the Secretary of the Company or to such other depository as may be designated by the Committee as a depository for safekeeping until forfeiture occurs or the Forfeiture Restrictions lapse pursuant to the terms of the Plan and this Agreement. Upon request of the Committee, Participant shall deliver to the Company a stock power, endorsed in blank, relating to the Restricted Stock then subject to the Forfeiture Restrictions.

(b) Additional Securities as Restricted Stock. Any securities received as the result of ownership of Restricted Stock, including without limitation, warrants, options, and securities received as a stock dividend or stock split, or as a result of a recapitalization or reorganization (all such securities to be considered “Restricted Stock” for all purposes under this Agreement), shall be held in custody in the same manner and subject to the same conditions as the Restricted Stock with respect to which they were issued. Participant shall be entitled to direct the Company to exercise any warrant or option received and considered Restricted Stock hereunder upon supplying the funds necessary to do so, in which event securities so purchased shall constitute Restricted Stock. In the event any Restricted Stock at any time consists of a security by its terms or otherwise convertible into or exchangeable for another security at the election of the holder thereof, Participant may exercise such right of conversion or exchange in the event the failure to exercise or delay in exercising such right would result in its loss or diminution of value, and any securities so acquired shall be deemed Restricted Stock. In the event of any change in certificates evidencing Restricted Stock by reason of any recapitalization, reorganization or other transaction which results in a creation of Restricted Stock the Company is authorized to deliver to the issuer the certificate evidencing the Restricted Stock in exchange for a replacement certificate, which shall be deemed to be Restricted Stock.

(c) Delivery to Participant. Upon the lapse of the Forfeiture Restrictions without forfeiture, the Company shall cause certificate(s) for the vested Restricted Stock to be issued in the name of Participant in exchange for the certificate evidencing the previously Restricted Stock. Notwithstanding any other provisions of this Agreement, the issuance or delivery of any shares of Stock (whether subject to restrictions or unrestricted) may be postponed for such period as may be required to comply with applicable requirements of any national securities exchange or any requirements of any regulation applicable to the issuance or delivery of such shares. The Company shall not be obligated to issue or deliver any shares of Stock if the issuance or delivery thereof shall constitute a violation of any provision of any law or of any regulation of any governmental authority or any securities exchange.

5. Status of Stock.

(a) Rights as Stockholder. Subject to the restrictions contained herein, the Participant shall have all voting and ownership rights applicable to the Restricted Stock, including the right to receive dividends, whether or not such Restricted Stock is vested and unless and until the Restricted Stock is forfeited pursuant to the provisions of this Agreement.

(b) Compliance with Securities Laws. Participant agrees that the Restricted Stock will not be sold or otherwise disposed of in any manner which would constitute a violation of any applicable federal or state securities laws. Participant also agrees (i) that the legend or legends as the Committee deems appropriate in order to assure compliance with applicable securities laws may be applicable to the Restricted Stock, (ii) that the Company may refuse to register the transfer of the Restricted Stock on the stock transfer records of the Company if such proposed transfer would in the opinion of counsel satisfactory to the Company constitute a violation of any applicable securities law, and (iii) that the Company may give related instructions to its transfer agent, if any, to stop registration of the transfer of the Restricted Stock.

6. Relationship to Company.

(a) No Effect on Rights of Company. The existence of this Agreement shall not affect in any way the right or power of the Company or its stockholders to make or authorize any or all adjustments, recapitalizations, reorganization or other changes in the Company’s capital structure or its business, or any merger or consolidation of Company or any issue of bonds, debentures, preferred or prior preference stock ahead of or affecting the Restricted Stock or the rights thereof, or the dissolution or liquidation of the Company, or any sale or transfer of all or any part of its assets or business, or any other corporate act or proceeding, whether of a similar character or otherwise.

(b) No Guarantee of Service. This Agreement shall not confer upon Participant any right with respect to continuance of employment by the Company or any of its affiliates, nor shall it interfere in any way with any right the Company, or its directors or stockholders, would otherwise have to terminate such Participant’s employment at any time.

7. Committee’s Powers. No provision contained in this Agreement shall in any way terminate, modify or alter, or be construed or interpreted as terminating, modifying or altering any of the powers, rights or authority vested in the Committee pursuant to the terms of the Plan, including, without limitation, the Committee’s rights to make certain determinations and elections with respect to the Restricted Stock.

8. Binding Effect. This Agreement shall be binding upon and inure to the benefit of any successors and assigns of the Company and all persons lawfully claiming under Participant.

9. Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original and all of which together shall constitute one instrument.

10. Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware.

11. Lock-Up Period. The Participant hereby agrees that the Participant shall not, directly or indirectly, pledge, hypothecate, sell, contract to sell, or otherwise transfer or dispose of any Restricted Stock or enter into any swap, hedging or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of any Restricted Stock until the earlier of (a) June 30, 2014 or (b) the date of a Change in Control.

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IN WITNESS WHEREOF, the Company has caused this Agreement to be duly executed by an officer thereunto duly authorized, and Participant has executed this Agreement, all effective as of the Grant Date.

Participant

/s/ Al Angrisani
Al Angrisani

Harris Interactive Inc.

By:	/s/ Marc H. Levin
Its: Corporate Secretary